EXHIBIT NO. 11

ROTARY POWER INTERNATIONAL, INC.

COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

	Three Months Ended March 31,
	2002	2001

BASIC

Shares outstanding, beginning of period	19,424,543	11,482,855

Weighted average number of shares issued, retired and issuable share equivalents	1,233,175	2,312,527

Weighted average number of common and common equivalent shares outstanding	20,657,718	13,795,382

Loss before extraordinary items		$(704,892)
Net income (loss)	$(351,236)	$2,780,581

Loss before extraordinary items per common share	$—	$(0.05)
Net income (loss) per common share	$(0.02)	$0.20

DILUTED
Weighted average number of common and common equivalent shares outstanding as adjusted to full dilution	20,857,718	16,995,382

Loss before extraordinary items	$—	$(704,892)
Net income (loss)	$(351,236)	$2,780,581

Loss before extraordinary items per common share	$—	$(0.04)*
Net income (loss) per common share	$(0.02)	$0.16

*                 The calculations are submitted in accordance with SEC requirements, although they are not in accordance with FAS No. 128 because they are anti-dilutive.